EXHIBIT 21

                              List of Subsidiaries




                                                  JURISDICTION         PERCENT
                                                       OF                 OF
          NAME OF CORPORATION                    INCORPORATION        OWNERSHIP
----------------------------------------         -------------        ----------

Winnebago Industries, Inc.                            Iowa              Parent
Winnebago International Corporation              Virgin Island           100%
Winnebago Health Care Management Company              Iowa               100%
Winnebago Acceptance Corporation                      Iowa               100%
Winnebago R.V., Inc.                                Delaware             100%